EXHIBIT 99.2

KeyCorp and Subsidiaries
Unaudited Pro Forma Combined Condensed Consolidated Income Statement
For the year ended December 31, 2016

	KeyCorp	First Niagara
	Twelve months	Seven months			Pro Forma
	ended December	ended July	Pro Forma		Combined
in millions	31, 2016	31, 2016 (a)	Adjustments	Ref	KeyCorp (a)
Interest income	$3,319	$720	$148	A	$4,187
Interest expense	400	99	(18)	B	481
Net interest income	2,919	620	166		3,705
Provision for credit losses	266	40	(28)	C	278
Net interest income after provision for credit losses	2,653	579	194		3,426
Noninterest income	2,071	173	(13)	D	2,231
Noninterest expense	3,756	600	(418)	E	3,938
Income from continuing operations before income taxes	968	152	599		1,719
Income taxes	179	41	221	F	441
Income from continuing operations	789	111	378		1,278
Less: Net income (loss) attributable to noncontrolling interests	(1)	—	—		(1)
Less: Dividends on preferred stock	37	18	—		55
Income (loss) attributable to common shareholders	753	94	378		1,225
Income (loss) from discontinued operations net of taxes	1	—	—		1
Net income (loss)	$754	$94	$378		$1,226

See accompanying notes.

(a) May not foot due to rounding.

Note 1. Basis of Presentation

The accompanying unaudited pro forma combined condensed consolidated income statement (referred to herein as the “pro forma income statement”) presents the pro forma combined consolidated results of operations of the company based upon the historical financial statements of KeyCorp and First Niagara Financial Group, Inc. (“First Niagara”), after giving effect to the merger and adjustments described in these footnotes. The pro forma income statement gives effect to the merger as if the transaction had become effective on January 1, 2016. The pro forma income statement is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on January 1, 2016, nor the impact of possible business model changes. The pro forma income statement also does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors.

The pro forma income statement should be read in conjunction with KeyCorp’s Annual Report on Form 10-K for the year ended December 31, 2016, and First Niagara’s Quarterly Report on Form 10-Q for the period ended June 30, 2016.

The merger of First Niagara with and into KeyCorp was completed on August 1, 2016. The merger provided that each outstanding share of First Niagara common stock, par value $0.01 per share, was canceled and converted into the right to receive 0.680 shares of KeyCorp common stock, par value $1.00 per share, and $2.30 in cash. The merger qualified as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, a First Niagara stockholder who received KeyCorp common shares and cash in exchange for First Niagara common stock pursuant to the merger will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the KeyCorp common shares and cash (other than cash received instead of a fractional KeyCorp common share) received by the First Niagara stockholder exceeds such holder’s tax basis in its First Niagara common stock, and (2) the amount of cash received by such First Niagara stockholder (except with respect to any cash received instead of fractional interests in KeyCorp common shares).

On September 9, 2016, KeyCorp sold to Northwest Bank, a wholly-owned subsidiary of Northwest Bancshares, Inc., 18 branches in the Buffalo, New York market. The branches were divested in connection with the merger between First Niagara and KeyCorp and pursuant to an agreement with the United States Department of Justice and commitments to the Board of Governors of the Federal Reserve System following a customary antitrust review in connection with the merger. The divestiture included $439 million of loans and $1.6 billion of deposits associated with the 18 branches.

Note 2. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the pro forma income statement. All adjustments are based on current assumptions and valuations, which are subject to change.

A.
Net adjustments to interest income of $148 million for the year ended December 31, 2016, to eliminate merger-related charges and record estimated amortization of premiums and accretion of discounts on acquired loans of First Niagara. Adjustments also include the elimination of interest income associated with the 18 branches that were divested.

B.
Net adjustments to interest expense of $18 million for the year ended December 31, 2016, to record estimated amortization of premiums and accretion of discounts on acquired deposits of First Niagara. Adjustments also include the elimination of interest expense associated with the 18 branches that were divested.

C.
Net adjustments to provision for credit losses of $28 million for the year ended December 31, 2016, to eliminate the provision for credit losses associated with the 18 branches that were divested and to account for the provision for credit losses on new loans originated during the periods presented.

D.
Net adjustments to noninterest income of $13 million for the year ended December 31, 2016, to eliminate merger-related charges and noninterest income associated with the 18 branches that were divested.

E.
Net adjustments to noninterest expense of $418 million for the year ended December 31, 2016, to eliminate merger-related charges and record estimated amortization of acquired other intangible assets. Adjustments also include the elimination of noninterest expense associated with the 18 branches that were divested.

F.
Net adjustments to income tax expense of $221 million for the year ended December 31, 2016, to record the income tax effect of merger-related charges and pro forma adjustments at the estimated statutory tax rate of 37.2%.